                                                                      EXHIBIT 11

                     CITADEL COMPUTER SYSTEMS INCORPORATED
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                                  (UNAUDITED)


                                Three Months Ended         Nine Months Ended
                                   November 30,                November 30,
                             ------------------------  ------------------------
                                1996         1995         1996          1995
                             -----------  ----------   -----------   ----------
Net income (loss)            $   111,895  $ (294,732)  $(5,864,133)  $ (709,540)
                             ===========  ==========   ===========   ==========

Shares as adjusted:

  Average number of shares
   outstanding                14,186,842   6,514,000    12,654,437    6,514,000

  Incremental shares from
   outstanding stock options
   as determined under the
   treasury stock method,
   using the average market
   price                       5,719,166      -             -            -
                             -----------  ----------   -----------   ----------
Shares as adjusted            19,906,008   6,514,000    12,654,437    6,514,000
                             ===========  ==========   ===========   ==========
Primary earnings (loss)
 per share                   $       .01  $     (.05)  $      (.46)  $     (.11)
                             ===========  ==========   ===========   ==========